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                                                                    EXHIBIT 8(f)

                               FEE WAIVER/EXPENSE
                            REIMBURSEMENT AGREEMENT

     THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is signed as of June 13, 2001 by Fund Asset Management, L.P. (the "Administrator") and Mercury Small Cap Value Fund, Inc. (the "Fund").

     WHEREAS, the Administrator has entered into an administration agreement with the Fund whereby the Administrator provides certain administrative services to the Fund;

     WHEREAS, the Administrator desires to waive all or a portion of its fees and/or reimburse expenses of the Fund;

     WHEREAS, the Administrator understands and intends that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

     NOW, THEREFORE, the Administrator agrees to waive fees and/or reimburse direct expenses of the Fund to the extent necessary to limit the ordinary annual operating expenses of each class of the Fund, excluding class-specific distribution and account maintenance fees, to 1.50% of the Fund's average daily net assets for the annual period; provided, however, in no event shall the Administrator be required either to waive fees in excess of the amount of fees actually charged by the Administrator or to reimburse expenses in excess of the amount of direct expenses actually incurred by the Fund.

     This contractual fee waiver and/or reimbursement shall be effective for the current fiscal year of the Fund and for fiscal years thereafter unless the Administrator shall notify the Fund of the termination of the contractual fee waiver and/or reimbursement not less than 30 days prior to the end of the then current fiscal year.

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     IN WITNESS WHEREOF, the Administrator and the Fund have agreed to this Fee
Waiver/Expense Reimbursement Agreement as of the day and year first above written.

                                             FUND ASSET MANAGEMENT, L.P.

                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                             MERCURY SMALL CAP VALUE FUND, INC.

                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

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